Exhibit 23.4

CONSENT OF EXPERT

We consent to the incorporation by reference in this Registration Statement of Meritor, Inc. (“Meritor”) on Form S-3 of the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included or incorporated by reference in the Annual Report on Form 10-K of Meritor for the fiscal year ended October 1, 2017 under the headings “Item 3. Legal Proceedings” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 24 of the Notes to Consolidated Financial Statements.

BATES WHITE LLC

By:	/s/ Charles E. Bates
Charles E. Bates, Ph.D.
Chairman

Date: December 13, 2017